Exhibit 10.5(b)
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCOME DEFERRAL PLAN
(Effective as of January 1, 2005)
ARTICLE I — PURPOSE
The Sensient Technologies Corporation Management Income Deferral Plan was established, effective as of July 15, 1987 and further amended and restated as of December 31, 2002 (the “Original Plan”), by Sensient Technologies Corporation (formerly known as Universal Foods Corporation), a Wisconsin corporation, as an alternative voluntary income deferral plan for selected management employees of Sensient Technologies Corporation and its participating subsidiaries. Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (i) the Original Plan was frozen to maintain grandfathered benefits as of December 31, 2004 to the extent permitted under Section 409A of the Code; and (ii) this Sensient Technologies Corporation Management Income Deferral Plan was established as an ongoing deferral plan subject to Section 409A of the Code for deferrals on and after January 1, 2005, together with earnings credited on such deferrals. All benefits under this Plan are subject to Section 409A of the Code and any guidance issued thereunder. If any decision by the Internal Revenue Service, or issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority, results in any benefits under the Original Plan not being considered as grandfathered under Section 409A of the Code, such benefits under the Original Plan shall be covered by and subject to all terms and conditions of this Plan.
ARTICLE II — DEFINITIONS
2.1 Account: The bookkeeping account maintained by the Administrator, to reflect the Deferred Compensation credited to a Participant, as further adjusted by Interest Credits on such Deferred Compensation.
2.2 Administrator: The Vice President of Administration of the Company.
2.3 Beneficiary: Any person or persons as designated by the Participant in writing filed with the Administrator, to whom any benefits under the Plan may be payable upon the death of the Participant. If no Beneficiary designation has been received by the Administrator, prior to the Participant’s death, or if no Beneficiary so designated survives the Participant, payments shall be made, as they come due, to the duly appointed personal representative of the estate of the Participant.
2.4 Benefits Administrative Committee: The benefits administrative committee of the Company, members of which are appointed by the Chief Executive Officer of the Company.
2.5 Board: The board of directors of the Company, or a duly authorized committee of such Board.

2.6 Company: Sensient Technologies Corporation.
2.7 Deferred Compensation: Amounts credited: (i) prior to the Effective Date to a Participant’s account under the Original Plan that were not vested and accrued as of December 31, 2004; and (ii) on or after the Effective Date to a Participant’s Account in lieu of payment by the Employer to such Participant as base salary and/or bonus.
2.8 Effective Date: January 1, 2005.
2.9 Eligible Employee: Any executive employee of the Employer who: (i) is designated by the Administrator to participate in the Plan; or (ii) meets the criteria for participation established by the Administrator.
2.10 Employer: The Company or any of its subsidiaries whose employees are permitted, by action of the Board, to participate in this Plan.
2.11 Interest Credit: An amount credited to each Participant’s Account based on the average interest rate in effect for AAA rated corporate bonds, as reported by Moody’s Investors Service, as of December 31 of the preceding Plan Year.
2.12 Participant: An Eligible Employee who participates in the Plan in accordance with Article III.
2.13 Plan: The Sensient Technologies Corporation Management Income Deferral Plan as set forth herein and as amended from time to time.
2.14 Plan Year: The twelve-month period commencing on January 1st and ending on December 31st, which is the current fiscal year of the Company. The first Plan Year commenced on the Effective Date.
2.15 Retirement: The termination of a Participant’s employment with the Employer and all of the Company’s affiliates on or after the Participant’s Retirement Date. Nothing in this Plan shall be deemed to require a Participant’s or employee’s retirement after his or her Retirement Date; provided, however, that this provision shall not be construed to be a guaranty of employment for any Participant or employee past his or her Retirement Date.
2.16 Retirement Date: The earliest date on which one of the following events has occurred:
     (a) The Participant has attained age of at least 55 and the aggregate of the Participant’s age and years of service with the Employer or the Company’s affiliates totals at least 85; or
     (b) The Participant has attained age of at least 62 and has completed at least 10 years of service with the Employer or the Company’s affiliates.

ARTICLE III- PARTICIPATION
3.1 Commencement of Participation:
     (a) All Eligible Employees, as of the Effective Date, shall participate in the Plan.
     (b) Any other Eligible Employee shall become a Participant in the Plan as of the first date Deferred Compensation is credited to his or her Account pursuant to Article IV, provided, that he or she is an Eligible Employee as of that date.
3.2 Cessation of Participation: Status as a Participant shall continue until the Participant’s Account balance is fully distributed to him or her in accordance with Article VI; provided, however, if Section 8.1(b) applies, status as a Participant will continue until the Participant’s Account balance is fully distributed to him or her subsequent to the lump sum distribution under Section 8.1(a).
ARTICLE IV- DEFERRALS
4.1 Deferral Limits: For each Plan Year, an Eligible Employee may elect to defer under the Plan up to: (a) 10% of his or her base salary and/or bonus for such Plan Year; (b) reduced by the dollar limit in effect for such Plan Year under Section 402(g) of the Code (without any adjustment to such limit as may be permitted under Section 414(v) of the Code for such Plan Year); and (c) rounded to the nearest $500. The minimum deferral amount is $2,500 for a Plan Year.
4.2 Deferral Procedure: Deferrals shall be made by payroll deductions from base salary, one-time deductions from annual bonus payments or any combination of the two.
4.3 Timing of Election:
     (a) An election to defer base salary and/or bonus must be made prior to the Plan Year in which such compensation is earned. Once made, such election is irrevocable, unless the Participant’s deferral election is cancelled under Article 7.
     (b) The Administrator shall designate an annual election period each Plan Year during which Participants shall make deferral elections for the following Plan Year.
4.4 Cessation of Deferrals: A Participant’s continued eligibility to defer receipt of his or her base salary and/or bonus shall cease upon the earliest date on which any of the following events occur:
     (a) The Plan is terminated pursuant to Section 10.1;
     (b) The Participant’s Retirement, death or other termination of employment with the Employer; or

     (c) The last day of the Plan Year in which the Participant is no longer an Eligible Employee.
ARTICLE V- ACCOUNTS
5.1 Crediting of Deferred Compensation: A Participant’s Deferred Compensation shall be credited to the Account maintained in his or her name.
5.2 Interest Credits: The applicable Interest Credit will be credited as of December 31 of each year to: (i) the Account balance as of December 31 of the preceding year; and (ii) Deferred Compensation for the current Plan Year from the date the Deferred Compensation is credited to the Account.
5.3 Annual Statements: Participants will receive annual statements showing the status of their Accounts.
ARTICLE VI — BENEFITS
6.1 At Retirement:
     (a) Subject to Section 6.1(b) below, a Participant may elect that distribution of his or her Account at Retirement be in one of the following forms:
          (i) Installments. A Participant may elect to receive payment of his or her Account balance (with such Account balance credited with interest through the end of the month prior to the month which includes the Participant’s Retirement, and with such adjusted Account balance then increased by two percent (2%)) so that complete distribution of this Account balance, determined utilizing the Interest Credit rate in effect as of December 31 of the preceding Plan Year, occurs in 180 substantially equal monthly payments. In the event the Participant does not survive to receive 180 monthly payments, payments will continue to his or her Beneficiary for the remaining period.
          (ii) Annuity. Alternatively, a married Participant may elect to receive the 15-year term certain amount determined under (a)(i) above, reduced by the applicable percentage as provided in the chart below, and payable monthly in the form of a joint and 50% survivor annuity over the life of the Participant and his or her spouse (and only if the Participant’s spouse is his or her sole designated Beneficiary). The minimum benefit to be paid will be equal to the 15-year term certain amount determined under paragraph (a)(i) above, but then reduced as provided hereafter. After the death of the later to die of the Participant and the Participant’s spouse, the designated beneficiary shall receive the remainder of such minimum benefit, if any, payable monthly. The reductions from the 15-year term certain amounts in order to compute the joint and 50% survivor annuity are:

Participant’s Age	% Reduction
55	20
56	19
57	18
58	17
59	16
60	15
61	13
62	12
63	10
64	9
65 or older	8
          (iii) Lump Sum. Notwithstanding paragraphs (a) and (b) above, a Participant may elect to receive a lump sum distribution of his or her Account balance, equal to the adjusted Account balance as determined under (a)(i) above.
     (b) A Participant as of the Effective Date shall elect the form of payment of the Participant’s benefit upon Retirement under an election form provided to a Participant on or prior to December 31, 2007. An Eligible Employee whose participation begins after the Effective Date shall make the election as to the form of payment of his or her benefit upon Retirement at the same time he or she makes an initial deferral election under Section 4.3.
6.2 At Death Before Retirement: In the event a Participant dies prior to Retirement, his or her Beneficiary will receive a survivor income benefit payable monthly for 15 years to commence as soon as administratively feasible following the Participant’s death. The payments will be computed as provided in Section 6.1(a)(i) (with the Participant’s Account balance credited with interest through the end of the month prior to the month which includes the Participant’s death), but without regard to a two percent (2%) Account balance increase unless the Participant died on or after his or her Retirement Date.
6.3 Termination of Employment: Upon termination of a Participant’s employment with the Employer and the Company’s affiliates for any reason other than Retirement or death, the Participant will receive his or her Account balance payable in a lump sum.
6.4 No In-Service Election: Except as provided in Section 7.1, there shall be no in-service distribution elections.
6.5 Timing of Payment: Subject to Section 10.3(b), payments under this Article VI shall commence, or be made, within five (5) days after the Participant’s Retirement.

ARTICLE VII — ACCOUNT WITHDRAWALS
7.1 Unforeseeable Emergency: A Participant may make a withdrawal from his or her Account only as a result of an “unforeseeable emergency” as defined under Treas. Reg. § 1.409A-3(i)(3)(i). The amount, if any, of a Participant’s withdrawal from his or her Account shall be determined by the Administrator, but may not exceed the amount required to meet the Participant’s unforeseeable emergency.
7.2 Request to Make a Withdrawal: A Participant shall submit to the Administrator, a written request to make a withdrawal from his or her Account pursuant to this Article, which submission shall include financial data and other information deemed necessary by the Administrator, to support the request.
7.3 Cancellation of Deferrals: Following a withdrawal from a Participant’s Account under this Article, all deferral elections for such Participant for the Plan Year shall be cancelled. In the event such Participant wishes to make a later deferral election, such election shall be made in accordance with Section 4.3.
ARTICLE VIII — CHANGE OF CONTROL OF COMPANY
8.1 Lump Sum Distribution; Continued Participation:
     (a) Notwithstanding any other provision of this Plan, in the event of the Change of Control of the Company, each Participant (or, if the Participant is deceased, the Participant’s Beneficiary) shall receive a lump sum distribution of his or her Account balance (or, if already in pay status, a lump sum distribution of the actuarially equivalent present value of his or her remaining payments) as soon as administratively feasible after the date of such Change of Control, but no later than five (5) days following such Change of Control. If the Participant is receiving monthly payments as of the date of the Change of Control, the assumptions regarding the interest rate and the duration of payments to be applied in calculating the actuarial present value, as of the date of the Change of Control, of the Participant’s remaining payments shall be determined by the Administrator.
     (b) Subject to Section 2.9, each Participant employed with the Company as of the date of the Change of Control shall continue to be eligible to participate in this Plan until his or her Retirement, death or other termination of employment, and upon such Participant’s Retirement, death or other termination of employment any Deferred Compensation (and Interest Credits on such Deferred Compensation) under this Plan subsequent to the lump sum distribution under paragraph (a) above shall be payable as provided in Article VI, as applicable.
8.2 Change of Control Definition: For purposes of this Plan, the term “Change of Control” of the Company means:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section; or
     (b) individuals who, as of September 10, 1998, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 10, 1998 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
     (c) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

     (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the U.S. Bankruptcy Code.
     (e) Notwithstanding the foregoing, a Change of Control of the Company as defined in this Section 8.2 shall not be treated as a Change of Control of the Company for purposes of this Plan unless it constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or results in a termination or liquidation of a plan within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) or (B) (as applicable).
ARTICLE IX — ADMINISTRATION; BENEFIT CLAIMS
9.1 Administration: The Administrator shall be responsible for the general operation and administration of this Plan and shall have the full authority to interpret and construe this Plan and to take whatever actions it deems necessary and proper to carry out its obligations under the Plan. Day-to-day to administration of the Plan is the responsibility of the Administrator.
     (a) The Administrator’s interpretation and construction of the Plan, and actions thereunder, shall be binding and conclusive on all persons and for all purposes.
     (b) The Administrator will not be prevented from receiving any benefits to which he or she may be entitled as a Participant or Beneficiary in the Plan, so long as the benefits are computed and paid on a basis which is consistent with the terms of the Plan as applied to all other Participants and Beneficiaries. The Administrator may not decide or determine any matter or question relating solely to his or her own benefits under the Plan unless such decision could be made by him or her under the Plan if he or she were not the Administrator.
9.2 Claims Procedures:
     (a) Any claimant believing him/herself to be entitled to benefits under this Plan may file a written claim for benefits with the Administrator setting forth the benefits to which he/she feels entitled and the reasons therefor. Within ninety (90) days after receipt of a claim for benefits, the Administrator shall determine the claimant’s right, if any, to the benefits claimed, shall give the claimant written notice of its decision unless the Administrator determines that special circumstances require an extension of time to process the claim. If such an extension is required, the claimant will receive a written notice from the Administrator indicating the reason for the delay and the date the claimant may expect a final decision, which shall be no more than 180 days from the date the claim was filed. If the claim is denied in whole or in part, the written notice shall set forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s appeal procedure and a statement of the claimant’s right to bring an action under the Employee Retirement Income Security Act of 1974, as it may be amended, and regulations thereunder (“ERISA”) Section 502(a) following an adverse determination on appeal.
     (b) Any claimant whose claim for benefits has been denied by the Administrator may appeal to the Benefits Administrative Committee (or its delegate) for a review of the denial by making a written request therefore within sixty (60) days of receipt of a notification of denial. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he or she chooses, request a representative to make such written submissions on his or her behalf.
          (i) Within sixty (60) days after receipt of a request for an appeal, the Benefits Administrative Committee (or its delegate) shall notify the claimant in writing of its final decision. If the Benefits Administrative Committee (or its delegate) determines that special circumstances require additional time for processing, the Benefits Administrative Committee (or its delegate) may extend such sixty (60) day period, but not by more than an additional sixty (60) days, and shall notify the claimant in writing of such extension. If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
          (ii) In the case of an adverse benefit determination on appeal, the Benefits Administrative Committee (or its delegate) will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of: (A) the specific reason or reasons for the adverse determination on appeal; (B) the specific Plan provisions on which the denial of the appeal is based; (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and (D) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
     (c) In the event the claimant is the Administrator, the Benefits Administrative Committee (or its delegate) shall conduct both the review of the initial claim for benefits under Section 9.2(a), as well as the appeal under Section 9.2(b).
     (d) For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

ARTICLE X- MISCELLANEOUS
10.1 Amendment or Termination: The Company, by action of the Board, reserves the right to modify, amend or terminate the Plan at any time, provided, however, that no such action shall have the effect of diminishing the benefits payable hereunder, with respect to any person participating in or receiving benefits under this Plan, without the written consent of such person. If the Plan terminates, the provisions of Section 8.1(a) shall apply as if a Change of Control of the Company had occurred, provided that any such termination shall comply with Treas. Reg. §1.409A-3(j)(4)(ix).
10.2 Unfunded Top-Hat Plan:
     (a) For purposes of Title I of ERISA and for purposes of the Code, this Plan is intended to be unfunded and to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted accordingly. The status of Participants and their Beneficiaries with respect to any liabilities assumed by the Employer hereunder shall be solely those of general unsecured creditors of the Employer, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. Notwithstanding the foregoing, the Employer may establish a trust to assist it in meeting its obligations hereunder, but Participants and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of such trust.
     (b) Notwithstanding anything in the Plan to the contrary, if it is determined by the Administrator that the continued participation of any individual would jeopardize the Plan’s status as a “top hat plan” under ERISA, such individual shall not be eligible to defer receipt of his or her base salary and/or bonus for any Plan Year after the Plan Year in which such determination is made. Such individual shall receive a distribution of his or her Account balance in accordance with the provisions of Article VI.
10.3 Tax Matters:
     (a) All distributions, payments and benefits under this Plan shall be subject to all income and employment tax withholdings as required under applicable federal, state or local tax laws and regulations.
     (b) It is the intention of the Company that this Plan comply with the requirements of Section 409A of the Code and any guidance issued thereunder, and the Plan shall be interpreted, construed, operated and administered in accordance with Section 409A of the Code. If a Participant is a “specified employee” or “key employee” within the meaning of Section 409A of the Code and the Company continues to be or is publicly traded at the time of the Participant’s separation from service with the Company within the meaning of Section 409A of the Code, payments under this Plan will be delayed (or will not be made in the case of a lump sum payment) until the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death), at which time all delayed payments will be paid or made up and installment or annuity payments will be payable thereafter as if the six (6) month delay had not occurred. Notwithstanding anything in this Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state, or local tax laws or regulations.
     (c) If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, the Administrator may distribute to such Participant a portion of his or her Account balance:
          (i) for payment of state, local or foreign taxes and the income tax withholding related to such state, local and foreign tax amount;
          (ii) for payment of employment taxes (to the extent necessary to pay the Federal Insurance Contributions Act tax amount (the “FICA Amount”) and any Federal, state, local or foreign income tax withholding on the FICA Amount); and/or
          (iii) required to be included in income as result of Section 409A of the Code.
Any distributions under this Section shall affect and reduce the Account balance to be paid to the Participant under this Plan.
     (d) The Company shall indemnify the Participant if the Participant incurs additional tax under Section 409A of the Code as a result of a violation of Section 409A of the Code under this Plan and/or the Original Plan (an “Indemnified Section 409A Violation”) that occurs as a result of (1) the Company’s clerical error (other than an error cause by erroneous information provided to the Company by the Participant), (2) the Company’s failure to administer this Plan and/or the Original Plan in accordance with its written terms (such written terms, the “Plan Document”), or (3) following December 31, 2008, the Company’s failure to maintain the applicable Plan Document in compliance with Section 409A of the Code; provided, that the indemnification set forth in clause (3) shall not be available to the Participant if (x) the Company has made a reasonable, good faith attempt to maintain the applicable Plan Document in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the applicable Plan Document in compliance with Section 409A of the Code but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the applicable Plan Document not (or no longer) complying with Section 409A of the Code (except that, if the Company is permitted by such authority or other authority to amend the applicable Plan Document to bring the applicable Plan Document into compliance with Section 409A of the Code and fails to do so, then such indemnification shall be provided).
          (i) In the event of an Indemnified Section 409A Violation, the Company shall reimburse the Participant for (1) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Participant incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation under this Plan and/or the Original Plan), and (2) any interest or penalty that is assessed with respect to the Participant’s failure to make a timely payment of the 20% additional income tax described in clause (1), provided that the Participant pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (1) and clause (2) are referred to collectively as the “Section 409A Tax”).
          (ii) In addition, in the event of an Indemnified Section 409A Violation, under this Plan and/or the Original Plan, the Company shall make a payment (or payments, in the event of an Indemnified Section 409A Violation under both this Plan and the Original Plan) (the “Section 409A Gross-Up Payment”) to the Participant such that the net amount the Participant retains, after paying any federal, state, or local income tax or FICA tax on the Section 409A Gross-Up Payment(s), shall be equal to the Section 409A Tax. The Participant shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Participant hereunder.
10.4 No Assignment or Alienation: Except as contemplated by Section 2.3, no rights of any kind under this Plan shall, without the written consent of the Administrator, be transferable or assignable by the Participant or any Beneficiary or be subject to alienation, encumbrance, garnishment, attachment, execution or levy or seizure by legal process of any kind, voluntary or involuntary. Notwithstanding the preceding sentence, pursuant to rules comparable to those applicable to qualified domestic relations orders (“QDROs”), as determined by the Administrator, the Administrator may direct a distribution, prior to any distribution date otherwise described in the Plan, to an alternate payee (as defined under the rules applicable to QDROs).
10.5 Successors and Assigns:
     (a) The Plan shall be binding upon the Participant, his or her Beneficiaries, heirs, executors, administrators, successors and assigns. The foregoing sentence shall not be construed as a waiver of the provisions of Section 10.4.
     (b) If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding its affiliates, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is either the acquiring or successor entity, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company. In case of such assignment by the Company and of such assumption and agreement by such person(s), all further rights as well as all other obligations of the Company under this Plan thenceforth shall cease and terminate and thereafter the term “Company” wherever used herein shall be deemed to mean such person(s) the Company and the Administrator may determine that provisions similar to those described in this Section 10.5(b) shall apply if one or more affiliates of, but not all or substantially all of, the Company are divested and the acquiring or successor entity agrees to assume sponsorship of the Plan with respect to affected Participants. However, if the acquiring or successor entity does not so agree, the Plan shall be considered as having terminated with respect to Participants whose employment with the Employer and the Company’s affiliates terminates as a result of such transaction.
10.6 Other Plans or Agreements: The benefits payable under the Plan shall be independent of, and in addition to, any other plan or agreement relating to a Participant’s employment that may exist from time to time between the parties hereto, or any other compensation payable by the Employer to a Participant, whether salary, bonus or otherwise. The Plan shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Employer and its affiliates to discharge a Participant or restrict the right of a Participant to terminate his or her employment.
10.7 Governing Law and Rules of Construction: To the extent not governed by federal law, this Plan shall be construed according to the laws of Wisconsin, and neither the Administrator, the Benefits Administrative Committee, the Company nor the Plan shall be under any duty or obligation to account to any court other than a court in Wisconsin. Reference to a section of the Code or of ERISA includes that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section, as well as to any regulation pertaining to that section.
10.8 Adoption of Plan: Any subsidiary of the Company which, with the consent of the Board (which consent may be revoked without notice), has adopted the Plan and become a participating Employer is deemed to have appointed the Company, the Administrator and the Benefits Administrative Committee as its exclusive agents to exercise on its behalf all of the power and authority conferred by the Plan upon the Company, the Administrator or the Benefits Administrative Committee. The authority of the Company, the Administrator and the Benefits Administrative Committee to act as such agents shall continue until the Plan is terminated as to the participating Employer. Each participating Employer agrees to perform such other acts as the Administrator deems necessary in order to maintain the Plan’s status as an unfunded top-hat plan under ERISA and the Code.
10.9 Release: To the extent allowed by law, any final payment or distribution to any Participant or his or her legal representative, or to any Beneficiaries of such Participant, in accordance with the provisions of this Plan shall be in full satisfaction of all claims arising under or by virtue of this Plan against the Plan, the Administrator, the Benefits Administrative Committee, the Company, an Employer and its directors, officers, employees and affiliates, and any trust described under Section 10.2(a).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 17th day of October, 2008.

SENSIENT TECHNOLOGIES CORPORATION
By /s/ Douglas S. Pepper
Douglas S. Pepper
Vice President-Administration

ATTEST:
By:	/s/ John L. Hammond